EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
RETIREMENT CONTRIBUTION PLAN

Employer ID 39-0394230
Plan ID 010

Financial Statements As of and for the Years Ended
December 31, 2011 and 2010

Supplemental Schedule
As of December 31, 2011

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by 29 CRF 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan:
We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan, (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2011, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 2011 financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, TX
June 22, 2012

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2011	2010

Assets
Investments at Fair Value:
Cash equivalents	$5,180	$5,054
Kimberly-Clark Corporate stock fund	25,988	27,098
Collective funds	253,962	250,468
Self-Directed Brokerage Account ("SDBA")	14,082	16,844
Total Investments	299,212	299,464
Receivables:
Dividends	327	365
Interest	27	19
Due from broker	1,028	258
Employee contributions	481	534
Employer matching contributions	125	168
Notes receivable from participants	6,631	6,275
Total Receivables	8,619	7,619
Total Assets	307,831	307,083

Liabilities
Fees payable	197	201
Due to broker	527	66
Total Liabilities	724	267

Net Assets Available for Benefits, at fair value	307,107	306,816

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,677)	(836)

Net Assets Available for Benefits	$305,430	$305,980

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2011	2010

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation in fair value of investments	$2,039	$23,869
Dividends - Kimberly-Clark Corporation stock	1,254	1,639
Dividends - stock in SDBA	341	260
Interest	7	2
Net investment income	3,641	25,770
Contributions:
Employee contributions	15,672	17,491
Employer matching contributions	4,828	4,862
Employer retirement contributions	4,754	4,368
Forfeitures used to reduce employer contributions	(147)	(84)
Total contributions	25,107	26,637
Interest on notes receivable from participants	239	246
Total Additions	28,987	52,653

Deductions from Net Assets Available for Benefits
Distributions of employee account balances	20,941	16,296
Administrative expenses	856	801
Total Deductions	21,797	17,097
Net increase prior to transfer	7,190	35,556

Transfer to Kimberly-Clark Corporation 401(k) and Profit Sharing Plan	(7,740)	(1,977,883)
Total Transfer	(7,740)	(1,977,883)

Net (Decrease) in Net Assets Available for Benefits	(550)	(1,942,327)

Net Assets Available for Benefits
Beginning of Year	305,980	2,248,307
End of Year	$305,430	$305,980

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
Until December 31, 2009 (Date of Merger), the Kimberly-Clark Corporation Incentive Investment Plan (“IIP”) and the Kimberly-Clark Corporation Retirement Contribution Plan, participated in the Kimberly-Clark Corporation Defined Contribution Plans Trust (“Master Trust”) for investment and administrative purposes. By resolution from Kimberly-Clark Corporation (the "Corporation"), dated April 17, 2009, as of the end of the day on December 31, 2009, the Retirement Contribution Plan was merged into the Incentive Investment Plan to form a single plan. Effective January 1, 2010, the merged Incentive Investment Plan was amended and restated as the Plan, and the applicable assets were transferred to the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (“PSP”) or remained in the Plan dependent upon participant eligibility. The assets of the Plan are held with The Northern Trust Company (“Trustee”).

The Plan, sponsored by the Corporation, is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. Effective September 1, 1994, the Incentive Investment Plan became an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the “Code”). The Plan is designed to invest primarily in qualifying employer securities, as defined in Section 409(l) of the Code. Hourly union employees at certain units of the Corporation and its participating U.S. subsidiaries (collectively, the “Employer”) are eligible to participate in the Plan. The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The named fiduciary for the Plan is the Benefits Administration Committee.

Contributions
An eligible employee who is considered non-highly compensated may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld (“401(k) contributions”), after-tax contributions, and Roth 401(k) contributions in any combination up to 75% (in whole percentages or flat dollar amounts) of base salary or 20% for highly compensated employees. A non-highly compensated employee is an employee whose prior year annual compensation was $110 thousand or less. Participants that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Employer matching contributions are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of seventy-five cents for each dollar contributed by the employee on the first 2% of base pay plus fifty cents for each dollar invested on the next 3% of base pay. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Code contains certain limitations on the amount of contributions which can be made to the Plan by and on behalf of a participant. Specifically, there are limitations on 401(k) contributions, after-tax contributions, Roth 401(k) contributions, and employer matching contributions made on behalf of highly compensated eligible employees to ensure that no prohibited discrimination takes place under the Code. A participant affected by such limitations may have the 401(k) contributions deemed to be after-tax contributions and may also have a portion of the after-tax contributions refunded. 401(k), after-tax, and Roth 401(k) contributions qualify for employer matching contributions as described above. For the years ended December 31, 2011 and 2010, there were no re-classification of contributions.

The Plan also provides a true-up (“match true-up”) of employer matching contributions that ensures participants receive the full employer matching contributions based on the annual amount the participant contributed to the Plan. The contribution is deposited into the participant's account during the first quarter of the following year.

The Employer makes a retirement contribution for each eligible employee based on an annual formula calculated considering the employee's age and eligible earnings. These contributions are made monthly.

Employee contributions receivable as of December 31, 2011, presented on the Statement of Net Assets Available for Benefits of $481 thousand includes 401(k) contributions receivable of $446 thousand and after-tax and Roth 401(k) contributions receivable, collectively, of $35 thousand. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2011 of $15.7 million includes 401(k) contributions of $14.2 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $1.5 million.

Employee contributions receivable as of December 31, 2010, presented on the Statement of Net Assets Available for Benefits of $534 thousand includes 401(k) contributions receivable of $496 thousand and after-tax and Roth 401(k) contributions receivable, collectively, of $38 thousand. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2010 of $17.5 million includes 401(k) contributions of $14.6 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $2.9 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution, the employer matching contributions, Plan earnings, and charged with an allocation of Plan losses, including expenses.

Investments
All investment elections are held by the Trustee and participant contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Participants can elect to have their contributions in any of the fifteen fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund (“K-C Stock Fund”), two different collective funds offered by Ameriprise which are the Money Market and Stable Income Fund and eleven collective funds offered by BlackRock which include the Russell 1000 Value Fund T, Russell 2000 Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Equity Index Non-Lendable Fund F, Russell 1000 Growth Fund T, MSCI EAFE Equity Index Non-Lendable Fund F, and five LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2015 Fund, 2025 Fund, 2035 Fund, and 2045 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

Vesting
Participants are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and retirement contributions occurs after three years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest are paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of fifty dollars is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years; or a primary residence loan, which must be repaid within a maximum of ten years.

Distributions
Upon termination of a participant's employment and after three years or more of qualified service, or because of death, the value of the participant's accounts, including the value of all employer matching contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is less than $5 thousand but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company serving individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested employer matching contributions is forfeited and used to reduce subsequent employer matching contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2011 and 2010 were $525 thousand and $537 thousand, respectively and are presented on the Statement of Changes in Net Assets as distributions of employee account balances.

Withdrawals
A participant may withdraw the value of their after-tax accounts and the value of employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions and earnings credited in the case of hardship or after attaining age 59½. The participant will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2011 and 2010, forfeitures totaled $147 thousand and $84 thousand respectively. The forfeitures are used to offset employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are as follows:

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in common collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  Funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the Clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

The Stable Income Fund is a stable value fund which is invested in other funds that are commingled pools sponsored by Ameriprise. These funds may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. There are no redemption restrictions in the Stable Income Fund.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Distributions of Employee Account Balances
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $82 thousand and $12 thousand at December 31, 2011 and 2010, respectively.

Transfers out of the Plan
For the year ended December 31, 2011, other transfers, including transfers from the Plan related to employment status changes, were $1.2 million. Kimtech hourly union became eligible to participate in the PSP effective January 1, 2011 and total assets transferred from the Plan was $6.5 million in January 2011. Eligibility can be impacted if a participant changes their employment status to or from hourly union resulting in a transfer of assets.

As discussed in Note 1, effective January 1, 2010 the merged assets of the IIP were transferred to the Plan and the PSP. Participant accounts totaling $2.0 billion were transferred into the PSP.

New Accounting Standards
In May 2011, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) issued Accounting Standards Update (“ASU”) No. 2011-04 and International Financial Reporting Standards ("IFRS") 13, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, respectively, to provide largely identical guidance about fair value measurement and disclosure requirements. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it is already required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. The Plan is required to adopt ASU No. 2011-04 on January 1, 2012. The adoption of this update is not expected to have a material impact on the financial statements.

Note 3. Fair Value Measurements

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.
Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

The assets or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy a summary of the Plan's investments measured at fair value as of December 31, 2011 and 2010.

	December 31 2011	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$5,180	$—	$5,180

Fixed Income
Assets held directly:
US government and municipals	2	—	2
US corporate debt	—	—	—
Held through units of mutual and pooled funds:
US government and municipals	18	18	—
US corporate debt	145	145	—
International bonds	34	34	—
Multi-sector	119,513	25	119,488
Total Fixed Income	119,712	222	119,490

Equity
Assets held directly:
US equity	9,392	9,392	—
Non-US Equity	1,060	1,060	—
Held through units of mutual and pooled funds:
US equity	99,844	2,387	97,457
Non-US Equity	30,106	907	29,199
World equity	112	112	—
Total Equity	140,514	13,858	126,656

Multi-Asset Class	33,806	—	33,806

Total	$299,212	$14,080	$285,132

	December 31 2010	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$5,054	$—	$5,054

Fixed Income
Assets held directly:
US government and municipals	6	—	6
US corporate debt	6	—	6
Held through units of mutual and pooled funds:
US corporate debt	104	104	—
International bonds	15	15	—
Multi-sector	108,046	25	108,021
Total Fixed Income	108,177	144	108,033

Equity
Assets held directly:
US equity	12,744	12,744	—
Non-US Equity	224	224	—
Held through units of mutual and pooled funds:
US equity	104,982	2,528	102,454
Non-US Equity	34,482	1,021	33,461
World equity	171	171	—
Total Equity	152,603	16,688	135,915

Multi-Asset Class	33,630	—	33,630

Total	$299,464	$16,832	$282,632

The 2010 presentation of US equity assets previously recorded as $136 million has been corrected to reflect $33 million of those investments as Non-US equity assets in the current presentation of the 2010 information.

As of December 31, 2011 and 2010, there were no assets with a Level 3 fair value determination. In addition, during the years ended December 31, 2011 and 2010, there were no significant transfers among level 1 or 2 fair value determinations. The Plan's policy is to recognize significant transfers between levels at the end of the year.

Following is a description of the valuation methodologies used for the Plan's investments that have been measured at level 2 fair value. There have been no changes in the methodologies used at December 31, 2011 and 2010.

Cash equivalents: The cash equivalents are a result of the cash liquidity held in the KC Stock Fund, SDBA, and clearing account. The valuation of the cash equivalents is considered a level 2 due to the cash being held in a fund or short-term cash that has movement between funds or out of the Plan.

US government and municipal fixed income securities: The valuation is determined by observing the value at the closing price reported in the active market in which the individual securities are traded and the trading activity in the market place.

US corporate debt-fixed income: The fair value is determined by reference to the values of similar securities traded in the marketplace and current interest rate levels.

Multi-Sector fixed income mutual and pooled funds: The fair value is based upon the net asset value of the units of the pooled fund determined by the investment manager.

US equity, non-US equity, and multi-asset class: The investments include KC stock and equity collective funds. Fair value of the Corporation's common stock held in the K-C Stock Fund is determined based on the unadjusted quoted prices for identical assets and the valuation of the common stock is considered a level 2 due to the common stock being held in a fund with cash equivalents.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2011 and 2010, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using Net Asset Value per Share
	December 31, 2011
Investment	Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$344	$—	Daily	None	Daily
Fixed income funds (c)	119,488	—	Daily	None	Daily
Multi-asset class funds (d)	33,806	—	Daily	None	Daily
Equity index funds (e)	126,656	—	Daily	None	Daily

	Fair Value Estimated Using Net Asset Value per Share
	December 31, 2010
Investment	Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$719	$—	Daily	None	Daily
Fixed income funds (c)	108,021	—	Daily	None	Daily
Multi-asset class funds (d)	33,630	—	Daily	None	Daily
Equity index funds (e)	135,915	—	Daily	None	Daily
(a) The fair values of the investments have been estimated using the net asset value of the investment.
(b) Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.
(c) Fixed income fund strategies seek to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.
(d) Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.
(e) Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the S&P 500 Index or Russell 2000 Index.

Note 5. Investments

The following table presents the fair value of investments that are five percent or more of the Plan's net assets as of December 31, 2011 and / or 2010.

	December 31
	2011	2010
	(Thousands of dollars)
Investments at fair value as determined by quoted market price:
K-C Stock	$25,988	$27,098
Investments at Fair Value:
Collective funds - BlackRock:
U.S. Debt Index Non-Lending Fund F	31,741	26,294
Equity Index Non-Lendable Fund F	36,218	36,931
Russell 2000 Index Non-Lendable Fund F	13,901	15,902
MSCI EAFE Equity Index Non-Lendable Fund F	29,199	33,461
Collective funds - Ameriprise:
Income Fund Z	52,847	51,481
Stable Capital Fund Z	20,586	20,288
SDBA	14,082	16,844

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

	December 31
	2011	2010
	(Thousands of dollars)
Investments at fair value as determined by quoted market price:
K-C Stock	$4,296	$(990)
Investments at Fair Value:
Collective funds - BlackRock	(918)	18,432
Collective funds - Ameriprise	1,299	1,518
	381	19,950

SDBA
Bonds	—	3
Common stock	(2,170)	4,509
Preferred stock	(4)	2
Mutual funds	(479)	364
Limited partnerships	15	31
	(2,638)	4,909
Net appreciation in fair value of investments	$2,039	$23,869

Note 6. Party-In-Interest Transactions

At December 31, 2011, the Plan held 351 thousand shares of the Corporation's common stock at a fair value of $25.9 million. During the year ended December 31, 2011, 1.1 million shares were acquired, 1.1 million shares were disposed.

At December 31, 2010, the Plan held 428 thousand shares of the Corporation's common stock at a fair value of $27.0 million. During the year ended December 31, 2010, 880 thousand shares were acquired, 1.3 million shares were disposed, and 6.3 million shares were transferred to the PSP.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 7. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

Note 8. Federal Income Tax Status

The Internal Revenue Service (the “IRS”) has issued a favorable determination letter dated April 24, 2009. The Corporation filed a request for a new determination letter in June 2011 and the IRS sent an acknowledgment of receipt in July 2011. The Plan qualifies under Section 401(a) of the Internal Revenue Code (the “Code”) and the Plan is exempt from income tax under Section 501(a) of the Code. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

Note 9. Changes to the Plan

During the year ended December 31, 2011, the Plan was amended to (a) provide that any hourly organized employee at the Everett facility who participated in the Pension Plan as of 11:59 p.m. on December 31, 2011 shall cease participating in the Pension Plan and will become a participant in the Plan; effective January 1, 2012; (b) provide that the three year vesting requirement is waived for eligible employees in the Plan who remain on the job until involuntarily terminated by the company due to the closure of the Everett mill; effective October 1, 2011.

During the year ended December 31, 2010, the Plan was amended to (a) remove employer matching contributions from the definition of Roth 401(k) rollover contributions; (b) provide that if a participant does not make an election with respect to a participant's rollover contributions, the rollover contributions will be allocated based on the participant's election on file or if no election on file, then the applicable Target Date Fund; both effective January 1, 2010; (c) reflect a revised contribution schedule for hourly organized participants at the Chester facility, effective April 1, 2010; (d) reflect that effective December 31, 2009, at 11:59 p.m., all eligible active employees, on-leave employees and all other Kimtech participants will cease participation in the RCP Plan and their account balances, loans, beneficiary designations, investment choices and elections will be transferred to the PSP Plan on Monday, January 3, 2011, and to reflect that new employees hired on or after January 1, 2011 at the Kimtech facility will not be eligible for the RCP Plan; (e) state that an employee age 50 or above may continue to make employee contributions up to the limit set forth in Section 402(g) and 414(v) of the Internal Revenue Code of 1986, effective January 1, 2010; (f) reflect the revised contribution schedule for hourly organized participants at the Marinette facility, effective May 1, 2010; (g) reflect the survivor rules for terminated participants who die while performing qualified military service in accordance with changes made by the HEART Act; (h) clarify that a participant performing services in the uniformed services while on active duty for more than

30 days shall be treated as severed from employment and may request a distribution of his 401(k) contributions and Roth 401(k) contributions and any earnings associated with these contributions, all effective January 1, 2010; (h) reflect that effective January 1, 2010 the Kimberly-Clark Corporation Defined Contributions Plan Trust was renamed the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan Trust and that Northern Trust was appointed as Trustee.

Note 10. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2011:

December 31, 2011
(In thousands)
Benefits paid to participants per the financial statements	$20,941
Add: Benefit payments requested by participants at December 31, 2011	82
Less: Benefit payments requested by participants at December 31, 2010	(12)
Benefits paid to participants for Form 5500	$21,011

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2011 and 2010 to Form 5500:

	December 31
	2011	2010
	(In thousands)
Net assets available for benefits per the financial statements	$305,430	$305,980
Less: Benefit payments requested by participants	(82)	(12)
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts	1,677	836
Net assets available for benefits per the Form 5500	$307,025	$306,804

The following is a reconciliation of investment income per the financial statements for the year ended December 31, 2011:

December 31, 2011
(In thousands)
Total investment income per the financial statements	$3,641
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts for 2011	1,677
Less: Adjustment from contract value to fair value for fully benefit responsive investment contracts for 2010	(836)
Total investment income per Form 5500	$4,482

Note 11. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230

PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Retirement Contribution Plan / 010

		December 31, 2011
Identify of Investment Issuer	Description of Investment	Fair Value
		(In thousands)
The Northern Trust (1)	Cash equivalents	$5,180

Ameriprise Trust Company	Collective Funds:
	U.S. Government Securities Fund Z	8,852
	Money Market Fund Z	5,462
	Stable Capital Fund Z	20,586
	Income Fund Z	52,847
		87,747

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	31,741
	Equity Index Non-Lendable Fund F	36,218
	Russell 1000 Value Fund T	8,746
	Russell 1000 Growth Fund T	12,604
	Russell 2000 Index Non-Lending Fund F	13,901
	MSCI EAFE Equity Index Non-Lendable Fund F	29,199
	LifePath Index Retirement Non-Lendable Fund F	4,851
	LifePath Index 2015 Non-Lendable Fund F	9,723
	LifePath Index 2025 Non-Lendable Fund F	11,405
	LifePath Index 2035 Non-Lendable Fund F	4,615
	LifePath Index 2045 Non-Lendable Fund F	3,212
		166,215

Kimberly-Clark Corporation (1)	Stock Fund	25,988

Hewitt	SDBA	14,082

The Northern Trust (1)	Notes receivable from participants
	rate of interest (3.25% to 8.25%)
	maturity dates (January 2012 - August 2021)	6,631

Total Investments		$305,843

(1) Sponsor and/or issuer known to be a party-in-interest to the Plan.

Cost is not presented as all investments are participant directed.

See accompanying report of independent registered public accounting firm.